Exhibit 2.1

STOCK PURCHASE AGREEMENT

FNB BANCORP,

FIRST NATIONAL BANK OF NORTHERN CALIFORNIA,

OCEANIC BANK HOLDING, INC.,

OCEANIC BANK,

Oceanic Holding (BVI) Limited, AND

WALTER J. MIX, IIi as Trustee,
on behalf of the voting trust created under
the voting trust Agreement dated as of octOber 26, 2011
by oceaniC holdings (BVI) limited and philipPine national bank

Dated as of March 25, 2012

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(continued)

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(continued)

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(continued)

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STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of March 25, 2012 (this “Agreement”), is entered into by and among FNB Bancorp, a California corporation registered under the Bank Holding Company Act of 1956, as amended (“Purchaser”); First National Bank of Northern California, a national banking association and wholly-owned subsidiary of Purchaser (“FNBNC”); Oceanic Bank Holding, Inc., a California corporation registered under the Bank Holding Company Act of 1956, as amended (the “Company”); Oceanic Bank, a California commercial banking corporation and wholly-owned subsidiary of the Company (the “Bank”); Oceanic Holding (BVI) Limited, a British Virgin Islands company registered under the Bank Holding Company Act of 1956, as amended (“BVI”), as the sole beneficiary of the voting trust created by that certain Voting Trust Agreement by and among BVI as the “Grantor,” Philippine National Bank and Walter J. Mix, III, as trustee, dated as of October 26, 2011, which became effective on October 28, 2011 and remains in full force and effect as of the date hereof (the “Voting Trust Agreement”); and Walter J. Mix, III, as trustee of the voting trust created by the Voting Trust Agreement (the “Trustee”) and the holder of all of the issued and outstanding capital stock of the Company under the terms and conditions of the Voting Trust Agreement.

WHEREAS, BVI is the sole beneficial owner of all of the issued and outstanding shares of the capital stock of the Company (the “Shares”) held by the Trustee under the Voting Trust Agreement and the Company owns all of the issued and outstanding shares of the capital stock of the Bank;

WHEREAS, pursuant to the Voting Trust Agreement, BVI, as “Grantor” and sole beneficiary of the voting trust created by the Voting Trust Agreement, has authorized and directed the Trustee to sell the Shares and the Trustee desires to sell the Shares to Purchaser;

WHEREAS, Purchaser desires to purchase the Shares and, after the Closing Date (as defined below), Purchaser intends to effect a merger or mergers of the Company and the Bank with and into Purchaser and FNBNC;

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the purchase and sale of the Shares and also to prescribe certain conditions to the purchase and sale of the Shares.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

Article I

Purchase and sale; closING

1.1 Definitions. In addition to those terms defined throughout this Agreement, the defined terms used herein have the meanings set forth on Appendix I hereto.

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1.2 The Purchase. Upon the terms and subject to the conditions set forth in this Agreement, the Trustee agrees to sell and deliver or cause to be delivered the Shares to Purchaser and Purchaser agrees to purchase the Shares from the Trustee, free and clear of any and all Liens (the “Purchase”). The Trustee hereby represents and warrants to Purchaser and FNBNC that (i) the Trustee has full power and authority as trustee under the Voting Trust Agreement to execute and deliver this Agreement and to consummate the transactions contemplated hereby, (ii) no consent or approval of Philippine National Bank is required or necessary under the terms and conditions of the Voting Trust Agreement in connection with the execution and delivery of this Agreement or the consummation by the Trustee, BVI, the Company and the Bank of the transactions contemplated hereby, (iii) BVI is the record holder of the sole Voting Trust Certificate issued pursuant to the Voting Trust Agreement, and (iv) the Trustee holds in the Trustee’s possession, or under the Trustee’s control in the possession of the Trustee’s counsel, the original certificate or certificates representing the Shares. This Agreement has been duly and validly executed and delivered by the Trustee and (assuming due authorization, execution and delivery by the other parties hereto) this Agreement constitutes a valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms and the terms of the Voting Trust Agreement, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

1.3 Closing; Effective Time. Subject to the terms and conditions of this Agreement, the closing of the Purchase (the “Closing”) will take place at the close of business or other agreed time on the fifth business day after the latest to occur of the conditions set forth in Article VIII hereof (other than those conditions which relate to actions to be taken at or immediately before the Closing) having been waived or satisfied (such date on which the Closing occurs, the “Closing Date”), at the offices of Dodd Mason George, LLP, 1740 Technology Drive, #205, San Jose, California, unless another time, date or place is agreed to in writing by the parties hereto. The effective time of the Closing is referred to herein as the “Effective Time.”

1.4 Consideration for Purchase. At the Closing, Purchaser shall pay, deliver and transfer to the Trustee (or the Trustee’s designee, authorized pursuant to the Voting Trust Agreement) the Cash Purchase Consideration less the Retention Bonus Amount in cash, by wire transfer to an account designated by the Trustee. At the Effective Time, Purchaser shall cause the Retention Bonus Amount to be contributed to the Company as a capital contribution as contemplated by Section 7.10.

1.5 Delivery of Shares. At the Closing, the Trustee will deliver or cause to be delivered to Purchaser the original stock certificate (or certificates), endorsed by the Trustee or accompanied by appropriate stock powers, evidencing the Shares.

1.6 Escrow Account. Prior to the Closing Date, in order to facilitate the Closing, Purchaser and the Trustee will establish an escrow account (the “Escrow Account”) with an independent escrow agent (the “Escrow Agent”), mutually agreed upon by Purchaser and the Trustee, and enter into an escrow agreement with the Escrow Agent pursuant to which Purchaser and the Trustee will instruct the Escrow Agent regarding the Closing and delivery of the Cash Purchase Consideration and the stock certificate (or certificates) and stock powers evidencing the Shares, as contemplated by Sections 1.4 and 1.5, respectively, and the fees and all expenses of the Escrow Agent and the Escrow Account shall be shared equally between Purchaser and the Trustee.

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1.7 Effect of Purchase. Upon the consummation of the Closing, the rights and interests of the Trustee and BVI in and to the Shares will cease to exist and neither the Trustee nor BVI will have any further right or interest as a shareholder of the Company.

Article II

DISCLOSURE SCHEDULES; REPRESENTATIONS AND WARRANTIES OF THE COMPANY, THE BANK, pURCHASER and FNBNC

Prior to the execution and delivery of this Agreement, each of the Company, the Bank and BVI has delivered to Purchaser, and Purchaser and FNBNC have delivered to the Trustee, the Company, the Bank and BVI, a schedule (in the case of the Company and the Bank, the “Company Disclosure Schedule,” in the case of BVI, the “BVI Disclosure Schedule” and in the case of Purchaser, the “Purchaser Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of such party’s representations or warranties contained in Article III, in the case of the Company and the Bank, Article IV, in the case of Purchaser or FNBNC, Article V, in the case of BVI, or to one or more of such party’s covenants contained in Article VI.

Article III

REPRESENTATIONS AND WARRANTIES OF
THE COMPANY AND THE BANK

Except as set forth in the Company Disclosure Schedule, the Company, for itself and on behalf of the Bank, when applicable, and the Bank, for itself only, hereby represents and warrants to Purchaser and FNBNC, as of the date hereof and as of the Closing Date, as follows:

3.1 Corporate Organization.

(a) The Company.

(i) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. The Articles of Incorporation and Bylaws of the Company, copies of which have previously been made available to Purchaser, are true and correct and complete copies of such documents as in effect as of the date of this Agreement.

(ii) The Company (A) has all requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and (B) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Company.

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(iii) The Company does not have any direct or indirect Subsidiaries other than the Bank.

(iv) The minute books of the Company contain true, correct, complete and accurate records of all meetings and other corporate actions held or taken since the Company’s incorporation of its shareholders and Board of Directors (including committees of its Boards of Directors).

(b) The Bank.

(i) The Bank is a California state-chartered bank duly organized, duly licensed, validly existing and in good standing under the laws of the State of California. The Bank is not a member of the FRB. The deposit accounts of the Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. The Articles of Incorporation and Bylaws of the Bank, copies of which have previously been made available to Purchaser, are true and correct and complete copies of such documents as in effect as of the date of this Agreement.

(ii) The Bank (A) has all requisite corporate power and authority to engage in the business of commercial banking and to own or lease all of its properties and assets and to carry on its business as it is now being conducted and (B) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Bank.

(iii) The Bank does not have any Subsidiaries.

(iv) The minute books of the Bank contain true, correct, complete and accurate records of all meetings and other corporate actions held or taken since the Bank’s incorporation of its shareholder and Board of Directors (including committees of its Boards of Directors).

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 1,000 shares of common stock, no par value (the “Company Stock”). As of the date of this Agreement, there are 700 shares of Company Stock issued and outstanding, all of which are owned by BVI free and clear of any Liens; provided, however, that pursuant to the Voting Trust Agreement, all of the issued and outstanding shares of Company Stock are held by the Trustee in a voting trust created thereunder. All of the issued and outstanding shares of Company Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as set forth in Schedule 3.2(a), the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Company Capital Stock or any other equity security of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Capital Stock or any other equity security of the Company.

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(b) The authorized capital stock of the Bank consists of 1,000,000 shares of common stock, no par value (the “Bank Common Stock”). As of the date of this Agreement, there are 100,000 shares of Bank Common Stock issued and outstanding, all of which are owned by the Company free and clear of any Liens. All of the issued and outstanding shares of Bank Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. The Bank does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Bank Common Stock or any other equity security of the Bank or any securities representing the right to purchase or otherwise receive any shares of Bank Common Stock or any other equity security of the Bank. The share journal and stock transfer ledger of the Bank, a copy of which has previously been made available to Purchaser, is a true and correct and complete copy of such document as of the date of this Agreement and accurately reflects the shareholder of record of the Bank.

3.3 Authority; No Violation.

(a) Each of the Company and the Bank has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company and the outstanding shares of the Company. Except for the delivery by the Company of its minutes of Board of Directors meetings or actions by unanimous written consent of the Board of Directors, no other corporate proceedings on the part of the Company are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and the Bank, and (assuming due authorization, execution and delivery by Purchaser and BVI) this Agreement constitutes a valid and binding obligation of the Company, the Bank and BVI, enforceable against the Company and the Bank in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(b) Neither the execution and delivery of this Agreement by the Company and the Bank, nor the consummation by the Company and the Bank of the transactions contemplated hereby, nor compliance by the Company and the Bank with any of the terms or provisions hereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of the Company or the Bank, or (ii) assuming that the consents and approvals referred to in Section 3.4 hereof are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or the Bank or to any of their properties or assets, including without limitation Consent Order FDIC-10-362b issued by the CDFI to the Bank on July 15, 2010 (the “Consent Order”) and any other Company Regulatory Agreement previously disclosed to Purchaser or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance (a “Lien”) upon any of the properties or assets of the Company or the Bank under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which the Company or the Bank is a party, or by which the Company or the Bank or any of their properties or assets may be bound or affected.

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3.4 Consents and Approvals.

(a) Except for (i) the filing by Purchaser of any necessary application with the FRB under the Bank Holding Company Act of 1956, as amended (the “FRB Application”) or confirmation by Purchaser or FNBNC of a waiver of such FRB Application, and approval or waiver of such application, (ii) the filing by the Purchaser and the Bank of an application with the FDIC under the Change in Bank Control Act and/or with the Office of the Comptroller of the Currency under the Bank Merger Act (the “FDIC Application”) and approval of such application, (iii) the filing by the Purchaser of an acquisition of control, and any other required filings, with the CDFI pursuant to the CFC or the Comptroller of the Currency under the National Bank Act and with any foreign, federal or state banking or other regulatory authorities and approval or acceptance of such applications, filings and notices (the “Other Regulatory Approvals”) and (iv) such filings, authorizations or approvals as may be set forth in Schedule 3.4 (a), no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each, a “Governmental Entity”) or with any third party under any Company Contract are necessary in connection with the execution and delivery by the Company of this Agreement or the consummation by the Trustee, the Company or the Bank of the transactions contemplated hereby.

(b) Except for the filings identified above in Section 3.4(a) above, the Company has taken all action required to be taken by it or the Bank in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any applicable “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other anti-takeover laws and regulations of any state (collectively, “Takeover Laws”). Each of the Company and the Bank has taken all action required to be taken by it in order to make this Agreement and the transactions contemplated hereby comply with, and this Agreement and the transactions contemplated hereby do comply with, the requirements of any provision in its Articles of Incorporation or Bylaws concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions (collectively, “Takeover Provisions”).

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3.5 Regulatory Reports.

(a) Except as set forth in Schedule 3.5(a), each of the Company and the Bank, as applicable, has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 2008 with (i) the FRB, (ii) the FDIC and (iii) CDFI (each, a “Regulatory Agency”), and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of the Company or the Bank, no Regulatory Agency has initiated any proceeding or, to the knowledge of the Company, any investigation into the business or operations of the Company since December 31, 2008. Except as is set forth in Schedule 3.26, there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of the Company.

(b) Except for the Consent Order and any other Company Regulatory Agreement previously disclosed to Purchaser, neither the Company nor the Bank is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 2009, a recipient of any supervisory letter from, or has been ordered to pay any civil money penalty by, or since January 1, 2009, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respects, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries (each, a “Company Regulatory Agreement”), nor has the Company or the Bank been advised since January 1, 2009, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Company Regulatory Agreement.

3.6 Financial Statements. The Company has previously made available to Purchaser copies of the consolidated balance sheets of the Company and the Bank as of December 31 for the fiscal years 2008 through 2011 and the related consolidated statements of income, consolidated statement of changes in shareholders’ equity and consolidated statements of cash flows for the fiscal years 2008 through 2011, in each case accompanied by the audit report of the Company’s independent registered public accountants. The December 31, 2011 consolidated balance sheet of the Company (including the related notes, where applicable) and the other consolidated financial statements referred to in this Section 3.6 (including the related notes, where applicable) fairly presents the financial position of the Company as of the date thereof (subject, in the case of the unaudited statements, to audit adjustments normal in nature and amount) each of such consolidated statements, (including the related notes, where applicable) and substantially complies with applicable accounting requirements; and each of such consolidated statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto. The books and records of the Company have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements. The audited Company-prepared consolidated financial statements of the Company as of December 31, 2011 fairly present the financial condition of the Company and the Bank on a consolidated basis as of that date. The Company has not changed its methods of accounting in effect at December 31, 2011 except as required by changes in GAAP or regulatory accounting principles as concurred to by the Company’s independent registered accountants. Except as set forth in Schedule 3.6, and other than any letters of credit issued by the Bank in the ordinary course of its business, neither the Company nor the Bank is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement relating to any transaction or relationship between the Company and the Bank, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.

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3.7 Broker’s Fees. None of BVI, the Company or the Bank or any of their officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that BVI has engaged Raymond & James Associates, Inc. (“Trustee Advisor”) pursuant to an agreement assigned to the Trustee that provides that the Trustee shall pay a fee or commission to Trustee Advisor, subject to Section 5.3 below.

3.8 Absence of Certain Changes or Events.

(a) Since December 31, 2010, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on the Company or the Bank.

(b) Since December 31, 2010, each of the Company and the Bank has conducted its business only in the ordinary course of business consistent with past practice and there has not been any:

(i) change in its authorized or issued capital stock; grant by the Company or the Bank of any stock option or right to receive or to purchase shares of its capital stock; issuance of any security convertible into shares of any of its common stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company or the Bank of any shares of its capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of its capital stock, except as set forth in Schedule 3.8(b)(i);

(ii) amendment to the Articles of Incorporation or Bylaws of the Company or the Bank;

(iii) increase in the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any employee, shareholder, officer or director of the Company or the Bank from the amount thereof in effect as of December 31, 2010 (which amounts have been previously disclosed to Purchaser), grant of any severance or retention bonus payments, entry into any contract to make or grant any severance or termination pay, payment of any bonus, or entry into any contract to make or pay any bonus, except as set forth in Schedule 3.8(b)(iii);

(iv) adoption of, or increase in the payments to or benefits under, any profit-sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employee(s), shareholder(s), officer(s) or director(s) of the Company or the Bank;

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(v) damage to or destruction or loss of any asset or property of the Company or the Bank, whether or not covered by insurance, materially and adversely affecting the business, results of operations or financial condition of the Company or the Bank;

(vi) entry into, termination of, or receipt of notice of termination of (A) any license, distributorship, dealer, sales representative, joint venture, credit (except in the ordinary course of the Bank’s business), or similar agreement, or (B) any contract or transaction involving a total remaining commitment by or to the Company or the Bank of at least $50,000;

(vii) sale (other than sales of inventory or Other Real Estate Owned in the ordinary course of business consistent with past practice), lease, or other disposition of any asset or property of the Company or the Bank or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Company or the Bank;

(viii) cancellation or waiver of any claims or rights with a value to the Company or the Bank in excess of $100,000;

(ix) strike, work stoppage, slow-down, union organizing activities or other union-sponsored activities affecting or targeting the Company or the Bank;

(x) entry into a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization affecting the Company or the Bank; or

(xi) agreement, whether oral or written, by the Company or the Bank to do or assist with any of the foregoing.

3.9 Legal Proceedings.

(a) Except as set forth in Schedule 3.9(a), neither the Company nor the Bank is a party to any, and there are no pending or, to the Company’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or the Bank or challenging the validity or propriety of the transactions contemplated by this Agreement. Except as set forth in Schedule 3.9(a), (i) the Bank has duly notified its insurance carrier of each Action set forth in Schedule 3.9(a) and, (ii) the Bank’s insurance carrier has accepted such notification.

(b) Except for the Consent Order and any other Company Regulatory Agreement previously disclosed to Purchaser, there is no injunction, order, judgment, decree, or regulatory restriction imposed upon the Company or the Bank or any of their respective assets which are not of general application to companies like the Company.

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3.10 Taxes.

(a) All Tax Returns that were required to be filed (taking into account any extensions of time within which to file) by or with respect to the Company or the Bank have been duly and timely filed, and all such Tax Returns were complete and accurate in all material respects. All Taxes shown to be due on the foregoing Tax Returns or that were otherwise due and payable by the Company or the Bank have been timely paid in full. All Taxes that the Company or the Bank was obligated to withhold from amounts paid or owing to any employee, creditor, shareholder or third party have been paid over to the proper Governmental Entity in a timely manner, to the extent due and payable. No currently effective extensions or waivers of statutes of limitation have been given by or requested with respect to the filing of any Tax Returns by or with respect to the Company or the Bank or the assessment of any Taxes with respect to the Company or the Bank. No deficiencies or adjustments for any Taxes have been proposed or assessed in writing with respect to the Company or the Bank, and, to the knowledge of the Company, there is no factual or legal basis for the assessment of any deficiency or adjustment in Taxes with respect to the Company or the Bank. There is no audit, examination or other proceeding with respect to any Tax Return of the Company or the Bank in progress, and no Governmental Entity has notified the Company or the Bank that it intends to commence any audit, examination or other proceeding with respect to any Tax Return of the Company or the Bank. There are no matters under discussion with any Governmental Entity with respect to Taxes that could result in an additional amount of Taxes, and, to the knowledge of the Company, there is no threatened action, suit, proceeding, investigation, audit, or claim for or relating to Taxes. No Liens for Taxes exist with respect to any assets or properties of the Company or the Bank except for statutory Liens for Taxes not yet due and payable. The Company and the Bank have disclosed on their Tax Returns all positions taken therein that could give rise to the accuracy-related penalties of Section 6662 or Section 6662A of the Code or to a similar penalty under the laws of any other taxing jurisdiction, and have otherwise properly disclosed to the appropriate Governmental Entity all positions or transactions relating to Taxes that are required to be disclosed under the laws of any jurisdiction to which the Company or the Bank is subject. The Company has heretofore delivered to Purchaser true, correct and complete copies of all of the Company’s and the Bank’s federal and state Tax Returns for the respective tax years ended December 31, 2008 through December 31, 2010, and no amendments or other changes have been made thereto since the date of such delivery.

(b) The Company has made adequate provision in its December 31, 2011 consolidated financial statements (in accordance with GAAP) for all unpaid Taxes of the Company and the Bank as of the date thereof, and the charges, accruals, and reserves in those financial statements with respect to unpaid Taxes on the books of the Company and the Bank are adequate (as determined in accordance with GAAP) and are at least equal to the Company’s and the Bank’s liabilities for unpaid Taxes as of the date thereof. Since December 31, 2011, neither the Company nor the Bank has incurred any liability for Taxes other than in the ordinary course of business consistent with past practice. All Taxes that the Company or the Bank is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity. When required to do so, the Company and the Bank have properly withheld Taxes on all non-resident deposit accounts.

(c) The transaction contemplated herein, either by itself or in conjunction with any other transaction that the Company or the Bank may have entered into or agreed to, will not give rise to any liability for Taxes under Section 355(e) of the Code for which the Company or the Bank may in any way be held liable. Neither the Company nor the Bank has participated in any transaction that will make it in any way liable for any liability for Taxes under Section 355(e) of the Code.

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(d) Neither the Company nor the Bank has made or become obligated to make, nor will Purchaser, as a result of any event connected with any transaction contemplated herein and/or any termination of employment related to such transaction, make or become obligated to make, any “excess parachute payment,” as defined in Section 280G of the Code (without regard to subsection (b)(4) thereof) (or any corresponding provision of state, local or foreign law), or any amount that would not be fully deductible by reason of Section 162(m) of the Code (or any corresponding provision of state, local or foreign law).

(e) Neither the Company nor the Bank is now or has been a member of any affiliated, combined, unitary or similar group filing a consolidated, combined, unitary or similar federal or state income Tax Return (other than a group the common parent of which was the Company) and the Company has no liability for the Taxes of any person or entity (other than the Company or the Bank) under Treasury Regulations §1.1502-6 (or any similar provision of state, local or foreign law), including as a transferee or successor, by contract, or otherwise. There exists no tax sharing or allocation agreement that will require any payment by the Company or the Bank after the date of this Agreement.

(f) No claim has ever been made by an authority in a jurisdiction where either the Company or the Bank does not file Tax Returns that the Company or the Bank is or may be subject to taxation by that jurisdiction, nor, to the knowledge of the Company and the Bank, is there any factual or legal basis for any such claim.

(g) The Company has no excess loss account, as such term is used in Section 1.1502-19 of the Treasury Regulations, with respect to any capital stock of any Subsidiary. Neither the Company nor the Bank has outstanding any items that can give rise to taxable gain under Section 1.1502-13 of the Treasury Regulations.

(h) Neither the Company nor the Bank has been a “United States real property holding corporation” within a meaning of Section 897 of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

3.11 Employee Benefit Plans.

(a) Schedule 3.11(a) sets forth a true and correct and complete list of (i) each incentive compensation plan, deferred compensation plan and equity compensation plan; (ii) each “welfare” plan, fund or program (within the meaning of Section 3(1) of ERISA); (iii) each “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA); (iv) each employment, termination or severance agreement; and (v) each other employee benefit plan, fund, program, agreement or benefit arrangement that is sponsored or maintained, or to which contributions are made or required to be made, by the Company , the Bank or any of the Company’s or the Bank’s ERISA Affiliates for the benefit of any current or former employee, officer, director or consultant of the Company or the Bank or any of their dependents or any of the Company’s or the Bank’s ERISA Affiliates (the “Company Plans”).

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(b) The Company has heretofore provided or made available to Purchaser true and correct and complete copies of each of the Company Plans (or, with respect to any Company Plan that is unwritten, a detailed written description of such Company Plan) and each of the following documents, if applicable: (i) the actuarial report for each Company Plan for each of the last three (3) years, (ii) the most recent determination letter from the Internal Revenue Service for each Company Plan, (iii) a copy of the most recent summary plan description required for each Company Plan under ERISA, (iv) a copy of the Form 5500 (with attachments) filed with the Internal Revenue Service for each Company Plan for each of the last three (3) years, (v) the most recent summary annual report for each Company Plan, (vi) all trust agreements, custodial agreements, service agreements, insurance contracts, investment advisor and brokerage agreements, and funding instruments related to each Company Plan, (vii) all rulings, no-action letters, advisory opinions, and compliance statements from any governmental authority with respect to any Company Plan, together with any and all applications pertaining thereto, and (viii) all summary material modifications and employee handbooks regarding Company Plans.

(c) Each of the Company Plans is in compliance in all material respects with the applicable provisions of the Code and ERISA; each Company Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS, or the prototype plan on which any Company Plan is based has received a favorable opinion letter from the IRS upon which the Company and the Bank may rely, and nothing has occurred that could reasonably be expected to cause the revocation of such determination letter or the unavailability of reliance on such opinion letter, as applicable; no Company Plan is subject to Section 412 of the Code or Title IV of ERISA; no Company Plan has any accumulated or waived funding deficiency within the meaning of Section 412 of the Code; none of the Company, the Bank, or any of their ERISA Affiliates has incurred, directly or indirectly, any liability to or on account of any Company Plan pursuant to Title IV of ERISA; no proceedings have been instituted by the Pension Benefit Guaranty Corporation to terminate any Company Plan that is subject to Title IV of ERISA; no “reportable event,” as such term is defined in Section 4043(c) of ERISA, has occurred with respect to any Company Plan (other than a reportable event with respect to which the thirty (30) day notice period has been waived within the sixty (60) month period preceding the date of this Agreement); and no condition exists that presents a risk to the Company, the Bank, or any of their ERISA Affiliates of incurring a liability to or on account of any Company Plan pursuant to Title IV of ERISA; no Company Plan is a multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA; no Company Plan is a multiple employer plan as defined in Section 413 of the Code; no Company Plan is a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA); and there are no pending or, to the knowledge of the Company, threatened or anticipated claims (other than routine, undisputed claims for benefits) by, on behalf of or against any of Company Plans or any trusts related thereto or against any of the Company or the Bank with respect to any Company Plan. All contributions (including all employer contributions and employee contributions) that have been required to have been paid with respect to each Company Plan have been paid within the time required by the Company Plan or the Code. Except as required by the Code or as set forth in Schedule 3.14(a), the consummation of the transactions contemplated by this Agreement will not accelerate the time of vesting or the time of payment, or increase the amount, of compensation due to any employee or director of the Company or of any of the Company’s Subsidiaries under any Company Plan, or limit or restrict the ability of Purchaser or its Affiliates to amend or terminate any Company Plan. No Company Plan provides for any payment or funding for the continuation of medical, dental, life or disability coverage for any employee or former employee of the Company or any of the Company’s Subsidiaries for any period of time beyond the end of the current plan year (except to the extent of coverage required under the Comprehensive Omnibus Budget Reconciliation Act of 1986, as amended). No Company Plan provides any “gross up” or similar payment to any service provider in the event any such Company Plan fails to comply with Section 409A of the Code.

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3.12 Company Information. The information relating to the Company or the Bank that has been or will be provided to Purchaser by the Company or the Bank or any of their representatives for inclusion in any document filed by Purchaser or FNBNC with any Governmental Entity in connection herewith will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

3.13 Compliance with Applicable Law. Each of the Company and the Bank:

(a) is in compliance in all material respects, in the conduct of its business, with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, permits, licenses, franchises, certificates of authority, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, if and to the extent applicable, the Bank Holding Company Act of 1956, as amended, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA PATRIOT Act”), and all other applicable fair lending and fair housing laws or other laws relating to discrimination (including, without limitation, anti-redlining, equal credit opportunity and fair credit reporting), truth-in-lending, real estate settlement procedures, adjustable rate mortgages disclosures or consumer credit (including, without limitation, the federal Consumer Credit Protection Act, the federal Truth-in Lending Act and Regulation Z thereunder, the federal Real Estate Settlement Procedures Act of 1974 and Regulation X thereunder, the federal Equal Credit Opportunity Act and Regulation B thereunder) or with respect to the Flood Disaster Protection Act and the Consent Order, except as where such failure to be in compliance would not have a Material Adverse Effect;

(b) has all permits, licenses, franchises, certificates, orders, and approvals of, and has made all filings, applications, and registrations with, Governmental Entities that are required in order to permit it to carry on its business as currently conducted;

(c) has, since December 31, 2011, received no notification or communication from any Governmental Entity (i) asserting that the Company or the Bank is not in material compliance with any statutes, regulations or ordinances, except for communications relating to the Consent Order (ii) threatening to revoke any permit, license, franchise, certificate of authority or other governmental authorization, or (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, the Bank’s FDIC deposit insurance; and

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(d) is not a party to or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter, supervisory letter, resolution of the Company’s Board of Directors, or similar submission to, any Governmental Entity charged with the supervision or regulation of depository institutions or depository institution holding companies or engaged in the insurance of deposits (including, the FDIC and the CDFI or the supervision or regulation of the Company or the Bank) other than the Consent Order and any other Company Regulatory Agreement previously disclosed to Purchaser, and neither the Company nor the Bank has been advised in writing by any such Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

3.14 Contracts.

(a) Except as set forth in Schedule 3.14(a), neither the Company nor the Bank is a party to or bound by any lease, contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in (x) any payment or benefits (whether of severance pay or otherwise) becoming due, or any increase in the amount of or acceleration or vesting of any rights to any payment or benefits, from Purchaser, the Company, or any of their respective Subsidiaries to any director, officer, employee or consultant thereof or (y) the invalidity, unenforceability or discontinuation of any such contract, arrangement, commitment or understanding, whether in whole or in part, (iii) which is not terminable without cause on sixty (60) days or less notice or involves the payment of more than $100,000 per annum in the aggregate, (iv) which materially restricts the conduct of any line of business by the Company or the Bank, or (v) which provides recourse to the Company or any former or present Subsidiary of the Company or the Bank in connection with the sale of any loan or other extension of credit (excluding customary short-term rights of recourse for fraudulent application statements in connection with the sale of conforming residential mortgage loans), or (vi) which has a term of six months or more or involves the payment of $50,000 or more. Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not set forth in Schedule 3.14(a), is referred to herein as a “Company Contract.” The Company has previously delivered or made available to Purchaser true and correct and complete copies of each Company Contract.

(b) Each Company Contract is a valid and binding obligation of each of the Company or the Bank, as the case may be, and is in full force and effect, (ii) each of the Company and the Bank has performed all obligations required to be performed by it to date under each Company Contract, (iii) no event or condition exists which constitutes, or after notice or lapse of time or both would constitute, a default on the part of the Company or the Bank under any Company Contract, and (iv) no other party to such Company Contract is, to the knowledge of the Company or the Bank, in default in any respect thereunder.

(c) Except as set forth in Schedule 3.14(c), neither the Company nor the Bank has entered into a confidentiality agreement or other similar agreement with any third party (other than Purchaser, FNBNC and Trustee Advisor) pursuant to which the Company has contemplated the disclosure of confidential information of the Company or the Bank.

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3.15 Environmental Matters.

(a) Each of the Company and the Bank, and to the actual knowledge of the Company and the Bank, their respective predecessors, all Company Real Property and Loan Property, are and have been in material compliance with all applicable Environmental Laws and neither the Company nor the Bank has received any written notice of violation of any Environmental Laws in the past three (3) years.

(b) There is no suit, claim, action, proceeding, demand or investigation pending, or to the actual knowledge of the Company or the Bank, threatened against any of them or against any borrower of Company or the Bank or with respect to which any Company Real Property or Loan Property may be the subject involving (i) the actual or alleged violation of any Environmental Law, (ii) the actual or alleged release, discharge, spill, disposal or other presence of, or exposure to any Hazardous Material (including, without limitation, any toxic tort claims) on, from, into or under any Company Real Property or Loan Property, or (iii) the actual or alleged liability of the Company or the Bank relating to the offsite treatment, transport or disposal, or the arrangement for the offsite treatment, transport or disposal of any Hazardous Materials.

(c) To the actual knowledge of the Company and the Bank, during the period of the Bank’s ownership, tenancy or operation of any property (including any property owned, operated or leased by the Bank), there has not been any material release of Hazardous Materials in, on, under or affecting any such property that requires remediation by the Bank or otherwise could reasonably be expected to result in the imposition on the Bank (or any of its assets or properties) of any material liability or obligation under any Environmental Law.

(d) Neither the Company nor any of the Bank is a party to any contract or agreement of any kind whatsoever with regard to any Company Real Property or Loan Property pursuant to which any of them may be held to have assumed or agreed to be responsible for any current or contingent liabilities with respect to Hazardous Materials where such current or contingent liabilities could reasonably be expected to result in a Material Adverse Effect on the business of the Company and the Bank.

(e) The representations and warranties in this Section 3.15 and elsewhere in this Article III are the sole representations and warranties of the Company and the Bank with respect to any environmental matters, and no other representations and warranties shall be deemed to apply to such matters.

3.16 Loans.

(a) Each loan, revolving credit facility, letter of credit or other extension of credit (including guarantees) or commitment to extend credit originated or acquired by the Bank (collectively, “Loans”) (i) complies in all material respects with all applicable laws, (ii) has been made, entered into or acquired by the Bank in accordance with customary board of director-approved loan policies, (iii) is evidenced by promissory notes or other evidences of indebtedness, which are true, genuine and what they purport to be, and which, together with all security agreements and guarantees, constitute a valid and legally binding obligation of the obligor named therein, and as applicable, the Bank and are enforceable in accordance with their terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles) and (iv) is in full force and effect. For purposes of this Section 3.16(a), the phrase “enforceable in accordance with its terms” as it relates to a Loan does not mean that the borrower has the financial ability to repay a Loan or that any collateral is sufficient to result in payment of the Loan secured thereby.

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(b) The Bank has previously disclosed a complete and correct list of all Loans that, as of the date of the most recent unaudited consolidated balance sheet (i) are contractually past due 90 days or more in the payment of principal and/or interest, (ii) that are on nonaccrual status or (iii) are classified as “Watch List,” “Special Mention,” “Substandard,” “Doubtful” or “Loss,” together with the principal amount on each such Loan and the identity of the obligor thereunder. True, correct and complete copies of the currently effective lending policies and practices of Bank have been made available to Purchaser.

(c) Each outstanding Loan (including Loans held for resale or previously sold to investors) has been solicited and originated and is administered and, where applicable, serviced, and the relevant files are being maintained, in accordance with the relevant loan documents in all material respects, the Bank’s underwriting standards (and, in the case of Loans held for resale or previously sold to investors, the underwriting standards, if any, of the applicable investors) and with all Applicable Laws and applicable requirements of any government-sponsored enterprise program. The Bank has properly fulfilled in all material respects its contractual responsibilities and duties in any Loan in which the Bank acts as the lead lender or servicer and have complied in all material respects with their duties as required under applicable regulatory requirements.

(d) None of the agreements pursuant to which the Bank has sold Loans or pools of Loans or participations in Loans or pools of Loans since January 1, 2008 contains any obligation to repurchase such Loans or interests therein, other than repurchase obligations arising upon breach of representations and warranties, covenants and other obligations.

(e) Schedule 3.16(e) sets forth a list of all Loans by the Bank to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the FRB (12 C.F.R. Part 215)) of the Bank. There are no Loans to any employee, officer, director or other Affiliate of the Bank on which the borrower is paying a rate other than that reflected in the note or the relevant credit agreement. All such Loans are and were made in compliance in all material respects with all Applicable Laws. Each Loan disclosed on Schedule 3.16(e)has been made in the ordinary course of business, and on the same terms, including interest rate and collateral, as those prevailing at the time for comparable arms’-length transactions, did not involve more than the normal risk of collectability or present other unfavorable features.

3.17 Allowance for Loan Losses. The allowances for loan and lease losses and for credit losses contained in the Financial Statements and the allowance for loan and lease losses and for credit losses shown on any financial statements delivered in accordance with Section 3.16(a), as the case may be, were and will be established in accordance with the practices and experiences of the Bank and were and will be adequate under and in accordance with the requirements of GAAP and applicable guidelines issued by the Regulatory Agencies to provide for possible losses on loans (including accrued interest receivable) and credit commitments (including stand-by letters of credit) outstanding as of the date of such balance sheet.

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3.18 Derivative Transactions. As of the date hereof, and except as disclosed in the Company’s financial statements described in Section 3.6, neither the Company nor the Bank has any outstanding Derivative Transaction for its own account or for the account of any of its customers.

3.19 Approvals. As of the date of this Agreement, the Company knows of no reason why all regulatory approvals applicable to it or to the Bank from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained.

3.20 Property. Each of the Company and the Bank owns all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) located in the facilities owned or operated by it and reflected as owned in the books and records of the Company, including all of the properties and assets reflected in the consolidated balance sheet of the Company as of December 31, 2011 and all of the properties and assets purchased or otherwise acquired by the Company or the Bank since December 31, 2011 (except for personal property acquired and sold since such date in the ordinary course of business of the Company and the Bank consistent with past practice), except (i) Liens for Taxes not yet due, (ii) pledges to secure deposits and other Liens incurred in the ordinary course of business, (iii) mechanic’s, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carriers and other similar Liens arising in the ordinary course of business, and (iv) such other easements, covenants and restrictions and other title matters which do not have a Material Adverse Effect on the use or operation of such property. All leases pursuant to which the Company or the Bank, as lessee, leases real or personal property are valid and enforceable in accordance with their respective terms, and none of the Company or the Bank or, to the knowledge of the Company or the Bank, any other party thereto, is in default thereunder.

3.21 Labor Matters.

(a) There is no application or petition for certification of a collective bargaining agent or for union representation pending or, to the knowledge of the Company or the Bank, threatened in writing against the Company or the Bank, and none of the Company’s or the Bank’s employees are or have been since December 31, 2010 represented by any union or other bargaining representative. To the knowledge of the Company, since December 31, 2010, no union has attempted to organize any group of the employees of the Company or the Bank, and no group of the Company’s or the Bank’s employees has sought at any time during the last three (3) years to organize themselves into a union or similar organization for the purpose of collective bargaining. To the knowledge of the Company, there are no pending or threatened strikes, slowdowns, pickets or work stoppage by any employees of the Company or the Bank.

(b) Except as set forth in Schedule 3.21(b), there are no pending or, to the knowledge of the Company, threatened material unfair labor practice charges or employee grievance charges with the National Labor Relations Board or any comparable state or local agency against the Company or the Bank.

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(c) With respect to the businesses of the Company and the Bank, there have not been in the past five (5) years any investigations, inspections or material citations for violations of OSHA, any of the regulations promulgated pursuant to OSHA, or any other statute, ordinance, rule or regulations establishing standards of workplace safety, and no such investigations, inspections or citations are pending or, to the knowledge of the Company or the Bank, threatened.

3.22 Insurance. Schedule 3.22 lists and describes each insurance policy maintained by or on behalf of the Company or the Bank with respect to their properties, assets and businesses, together with a claims history for the past two (2) years. In the best judgment of the management of the Company and the Bank, such insurance coverage is adequate for the Company and the Bank, and all material claims under the policies listed on Schedule 3.22 have been filed in due and timely fashion. All of such insurance policies are in full force and effect, and neither the Company nor the Bank has, since January 1, 2008, been (i) in default with respect to its obligations under any such insurance policies or (ii) denied insurance coverage. Since December 31, 2010, there has not been any damage to, destruction of, or loss of any assets of the Company or the Bank not covered by insurance that could have a Material Adverse Effect on the Company or the Bank. Neither the Company nor the Bank has any self-insurance or co-insurance programs, and the reserves set forth on the consolidated balance sheet of the Company as of December 31, 2011 are adequate to cover all anticipated liabilities with respect to any such self-insurance or co-insurance programs.

3.23 Absence of Undisclosed Liabilities. Except for items for which reserves have been established in the Company’s and the Bank’s most recent audited consolidated balance sheet, which has been delivered to Purchaser and FNBNC and which do not reflect any overstated assets, and except as set forth in Schedule 3.23, neither the Company nor the Bank has incurred or discharged, or is legally obligated with respect to, any material indebtedness, liability (including, without limitation, a liability arising out of an indemnification, guarantee, hold harmless or similar arrangement) or obligation (accrued or contingent, whether due or to become due, and whether or not subordinated to the claims of its general creditors), other than as a result of operations in the ordinary course of business after such date. No agreement pursuant to which any loans or other assets have been or will be sold by the Company or the Bank entitles the buyer of such loans or other assets, unless there is a material breach of a representation or covenant by the Company or the Bank, as the case may be, to cause the Company or the Bank to repurchase such loan or other asset or to pursue any other form of recourse against the Company or the Bank (other than customary short term rights of recourse for fraudulent application statements in connection with the sale of conforming residential mortgage loans). Except as disclosed in Schedule 3.23, no cash, stock or other dividend or any other distribution with respect to Company Stock has been declared, set aside or paid, nor has any of the Company Stock been repurchased, redeemed or otherwise acquired, directly or indirectly, by the Company since December 31, 2008.

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3.24 Investment Management and Related Activities. None of the Company or the Bank or their respective directors, officers or employees is required to be registered, licensed or authorized under the laws or regulations issued by any Governmental Entity, as an investment adviser, a broker, dealer, an insurance salesperson or agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Entity.

3.25 Community Reinvestment Act. The Bank received a rating of “satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act. Neither the Company nor the Bank has been advised of any concerns regarding its compliance with the Community Reinvestment Act by any Governmental Entity.

3.26 Bank Secrecy Act. Except as set forth in Schedule 3.26, neither the Company nor the Bank has been advised of any current or pending supervisory concerns regarding its compliance with the Bank Secrecy Act (31 U.S.C. 5322, et seq.) or related state or federal anti-money laundering laws, regulations and guidelines, including, without limitation, those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of due diligence in identifying customers.

3.27 Trust Administration. The Bank does not presently exercise trust powers, including, but not limited to, trust administration, and has never in the past exercised such trust powers. The term “trust” as used in this Section 3.27 includes (i) any and all common law or other trusts between an individual, corporation or other entities and the Bank, as trustee or co trustee, including, without limitation, pension or other qualified or nonqualified employee benefit plans, compensation testamentary, inter vivos, charitable trust indentures; (ii) any and all decedents’ estates where the Bank is serving or has served as a co executor or sole executor, personal representative or administrator, administrator de bonis non, administrator de bonis non with will annexed, or in any similar fiduciary capacity; (iii) any and all guardianships, conservatorships or similar positions where the Bank is serving or has served as a co grantor or a sole grantor or a conservator or a co conservator of the estate, or any similar fiduciary capacity; and (iv) any and all agency and/or custodial accounts and/or similar arrangements, including plan administrator for employee benefit accounts, under which the Bank is serving or has served as an agent or custodian for the owner or other party establishing the account with or without investment authority.

3.28 Full Disclosure. The representations and warranties contained in this Article III do not contain any untrue statement of any material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article III not misleading.

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Article IV

REPRESENTATIONS AND WARRANTIES OF Purchaser AND FNBNC

Except as set forth in the Purchaser Disclosure Schedule, Purchaser and FNBNC hereby represent and warrant to the Trustee, the Company, the Bank and BVI, as of the date hereof and as of the Closing Date, as follows:

4.1 Corporate Organization.

(a) FNBNC is a national banking corporation duly organized, validly existing and in good standing under the laws of the United States. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Each of Purchaser and FNBNC (a) has all requisite power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and (b) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not (i) prevent or delay Purchaser or FNBNC from performing its obligations hereunder or (ii) adversely affect the ability of Purchaser or FNBNC to consummate the transactions contemplated hereby.

(b) Purchaser is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. FNBNC is a member of the FRB. Purchaser owns all of the outstanding capital stock of FNBNC. The deposit accounts of FNBNC are insured by the FDIC to the full extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

4.2 Authority; No Violation.

(a) Each of Purchaser and FNBNC has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Boards of Directors of each of Purchaser and FNBNC pursuant to applicable law, and no other corporate proceedings on the part of Purchaser or its shareholders or FNBNC are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and FNBNC and (assuming due authorization, execution and delivery by the Trustee, the Company, the Bank and BVI) this Agreement constitutes a valid and binding obligation of each of Purchaser and FNBNC, enforceable against each of Purchaser and FNBNC in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

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(b) Neither the execution and delivery of this Agreement by Purchaser or FNBNC nor the consummation by Purchaser of the transactions contemplated hereby, nor compliance by Purchaser or FNBNC with any of the terms or provisions hereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of Purchaser or the Articles of Association or Bylaws of FNBNC, or (ii) assuming that the consents and approvals referred to in Section  4.3 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Purchaser or FNBNC or any of their properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon, any of the respective properties or assets of Purchaser or FNBNC under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Purchaser or FNBNC is a party, or by which it or any of its properties or assets may be bound or affected except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which either individually or in the aggregate would not (i) prevent or delay Purchaser or FNBNC from performing its obligations hereunder or (ii) adversely affect the ability of Purchaser or FNBNC to consummate the transactions contemplated hereby.

4.3 Consents and Approvals. Except for (i) the filing by Purchaser of the FRB Application or confirmation by Purchaser of a waiver of such FRB Application, and approval or waiver of such application, (ii) the filing by FNBNC of the FDIC Application and approval of such application, (iii) the filing by the FNBNC of an acquisition of control application, and any other required filings, with the CDFI pursuant to the CFC or the Comptroller of the Currency pursuant to the National Bank Act, (iv) and other required federal or state government approval, (v)  such filings, authorizations or approvals as may be set forth in Schedule 4.3 of the Purchaser Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with the execution and delivery by Purchaser and FNBNC of this Agreement and the transactions contemplated hereby. No vote of any shareholder of Purchaser is required to approve this Agreement or to consummate the Purchase.

4.4 Broker’s Fees. Neither Purchaser nor FNBNC nor any of their officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that Purchaser and FNBNC have engaged Milestone Advisors, LLC pursuant to an agreement that provides that Purchaser and FNBNC shall pay a fee or commission for services rendered to them by Milestone Advisors, LLC.

4.5 Purchaser Information. The information relating to Purchaser and FNBNC, to be contained in any document filed with any other Governmental Entity or provided to the Company’s shareholders in connection herewith will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

4.6 Sufficient Funds. Purchaser has and will have at the Closing Date, sufficient cash on hand or other sources of immediately available funds to enable Purchaser to timely pay the Cash Purchase Consideration.

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4.7 Approvals. As of the date of this Agreement, Purchaser knows of no reason why all regulatory approvals applicable to it from any Governmental Entity required for the consummation of the transactions contemplated hereby (including, without limitation, the Purchase) should not be obtained on a timely basis.

4.8 Legal Proceedings. Neither Purchaser nor FNBNC is a party to any, and there are no pending or, to Purchaser’s or FNBNC’s knowledge, threatened, legal, administrative, or arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature that, individually or in the aggregate, would (i) delay or prevent Purchaser or FNBNC from performing its obligations hereunder or (ii) adversely affect the ability of Purchaser to consummate the transactions contemplated hereby.

4.9 Compliance with Applicable Law.

(a) Each of Purchaser and FNBNC and each of their respective Subsidiaries is in compliance in all material respects, in the conduct of its business, with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, permits, licenses, franchises, certificates of authority, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, if and to the extent applicable, the Sarbanes-Oxley Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Bank Holding Company Act of 1956, as amended, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA PATRIOT Act, and all other applicable fair lending and fair housing laws or other laws relating to discrimination (including, without limitation, anti-redlining, equal credit opportunity and fair credit reporting), truth-in-lending, real estate settlement procedures, adjustable rate mortgages disclosures or consumer credit (including, without limitation, the federal Consumer Credit Protection Act, the federal Truth-in Lending Act and Regulation Z thereunder, the federal Real Estate Settlement Procedures Act of 1974 and Regulation X thereunder, and the federal Equal Credit Opportunity Act and Regulation B thereunder) or with respect to the Flood Disaster Protection Act, and, as of the date hereof, FNBNC has a Community Reinvestment Act rating of “satisfactory” or better;

(b) Each of Purchaser and FNBNC, and each of their respective Subsidiaries, has all permits, licenses, franchises, certificates, orders, and approvals of, and has made all filings, applications, and registrations with, Governmental Entities that are required in order to permit it to carry on its business as currently conducted;

(c) Neither Purchaser nor FNBNC nor any of their respective Subsidiaries has, since December 31, 2011, received notification or communication from any Governmental Entity (i) asserting that it is not in compliance with any statutes, regulations or ordinances, (ii) threatening to revoke any permit, license, franchise, certificate of authority or other governmental authorization, or (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, FNBNC’s FDIC deposit insurance; and

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(d) Neither Purchaser nor FNBNC, nor any of their respective Subsidiaries, is a party to or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter, supervisory letter, resolution of the Board of Directors of Purchaser or FNBNC, or similar submission to, any Governmental Entity charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits (including, the FDIC) or has been advised in writing by any such Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

4.10 Regulatory Reports. Each of Purchaser and FNBNC has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 2011 with any Regulatory Agency and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of Purchaser or FNBNC, no Regulatory Agency has initiated any proceeding or, to the knowledge of Purchaser or FNBNC, investigation into the business or operations of Purchaser or FNBNC or their respective Subsidiaries since December 31, 2011. There is no unresolved material violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Purchaser or FNBNC.

4.11 Full Disclosure. The representations and warranties contained in this Article IV do not contain any untrue statement of any fact or omit to state any fact necessary in order to make the statements and information contained in this Article IV not misleading.

Article V

REPRESENTATIONS AND WARRANTIES OF BVI

Except as set forth in the BVI Disclosure Schedule, BVI hereby represents and warrants to Purchaser and FNBNC, as of the date hereof and as of the Closing Date, as follows:

5.1 Corporate Organization. BVI is a corporation duly organized, validly existing and in good standing under the laws of the British Virgin Islands, and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. BVI has all requisite corporate power and authority to perform its obligations hereunder.

5.2 Authority; No Violation.

(a) BVI has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Trustee’s execution, delivery and consummation of the transactions contemplated hereby, have been duly and validly approved by the Board of Directors of BVI. Except for the delivery by BVI of its minutes of Boards of Directors meetings and approval of the shareholders of BVI at a meeting to be convened to consider and act upon this Agreement and the transactions contemplated hereby (or written consent in lieu thereof), no other corporate proceedings on the part of BVI are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by BVI, and (assuming due authorization, execution and delivery by Purchaser, FNBNC, the Trustee, the Company and the Bank) this Agreement constitutes a valid and binding obligation of BVI, enforceable against BVI in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

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(b) Neither the execution and delivery of this Agreement by BVI and the Trustee, nor the consummation by BVI and the Trustee of the transactions contemplated hereby, nor compliance by BVI and the Trustee with any of the terms or provisions hereof, will (i) violate any provision of the Memorandum and Articles of Association of BVI, or the Voting Trust Agreement or any related agreement between BVI and Allied Banking Corporation or Philippine National Bank, or (ii) assuming that the consents and approvals referred to in Section 3.4 hereof are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to BVI, the Trustee or Philippine National Bank or to any of their respective properties or assets.

(c) BVI is the sole beneficial owner of all of the Shares, and the Shares are held by BVI free and clear of any Liens and rights of others except for the rights of the Trustee, BVI and Philippine National Bank under the Voting Trust Agreement. In accordance with the terms and conditions of the Voting Trust Agreement, BVI has delivered into the possession of the Trustee, or into the possession of the Trustee’s counsel, an original stock certificate (or certificates) evidencing the Shares, together with stock powers executed by an authorized representative of BVI, assigning and transferring the Shares to the Trustee. BVI is the holder of the sole Voting Trust Certificate issued pursuant to the Voting Trust Agreement. The Voting Trust Agreement has been duly and validly executed and delivered by BVI and (assuming due authorization, execution and delivery by the Trustee and Philippine National Bank) constitutes a valid and binding obligation of BVI, enforceable against BVI in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

5.3 Fees of the Trustee and Trustee Advisor. BVI is responsible for payment of the fees of each of the Trustee and Trustee Advisor and none of the Bank, the Company, Purchaser or FNBNC is obligated to pay any of such fees.

Article VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1 Covenants of the Company and the Bank. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Purchaser, the Company and the Bank shall carry on their respective businesses in the ordinary course consistent with past practice and, to the extent consistent therewith, each of the Company and the Bank will use its commercially reasonable efforts to (w) preserve intact the business organizations of the Bank, (x) keep available to Purchaser the present services of the current officers and employees of the Company and the Bank, and (y) preserve for itself and Purchaser the goodwill of the customers of the Bank and others with whom business relationships exist, and (z) maintain and expand the deposits and loan portfolio assets of the Bank consistent with the 2012 budgets of the Company and the Bank, copies of which have previously been made available to Purchaser and FNBNC. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement or as may be approved in writing by Purchaser in advance of the applicable action, neither the Company nor the Bank shall:

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(a) declare or pay any dividends on, or make other distributions in respect of, any of its capital stock, provided however, that the Company may pay one or more cash dividends to BVI (each, a “Permitted Company Dividend”), and the Bank may pay one or more cash dividends to the Company, but only if and to the extent that (i) such dividends do not violate any applicable law, regulation or order applicable to the Company or the Bank, as the case may be, (ii) in the case of any Bank dividends, the Bank’s regulatory capital would continue to place the Bank in the “well-capitalized” category for purposes of the Prompt Corrective Action regulations of the FDIC (12 C.F.R. Part 325, Subpart B), (iii) BVI uses the proceeds of each Permitted Company Dividend to pay its ordinary operating expenses, including but not limited to the fees and expenses of its counsel, its advisors, the Trustee and the Trustee’s counsel and advisors, (iv) the Company provides to the Chief Executive Officer of Purchaser written notice of any dividend intended to be paid by the Company or the Bank pursuant to this Section 6.1(a), such notice to be received by the Chief Executive Officer of Purchaser not less than five (5) business days prior to the date such dividend would be paid, describing the proposed use of proceeds in reasonable detail, and (v) each Permitted Company Dividend will be subtracted from the amount of Cash Purchase Consideration payable at the Closing;

(b) (i) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (ii) repurchase, redeem or otherwise acquire any shares of its capital stock, or any securities convertible into or exercisable for any shares of its capital stock; or (iii) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien or authorize or propose the issuance, delivery, sale, pledge or encumbrance of or the imposition of any Lien on, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing;

(c) amend its Articles of Incorporation, Bylaws or other similar governing documents;

(d) make any capital expenditures in excess of $100,000 in the aggregate;

(e) enter into any new line of business;

(f) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, including, without limitation, any loan portfolios or pools, which would be material, individually or in the aggregate, to the Company, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with past practice; or open, close, sell or acquire any branches;

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(g) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of any person, or pledge or otherwise encumber or dispose of any assets of the Company or the Bank, except in the ordinary course of business consistent with past practice;

(h) take any action that is intended or may reasonably be expected to result in any of the conditions to the Purchase set forth in Article VIII not being satisfied, or fail to take any action that is intended or may reasonably be expected to result in any of the conditions to the Purchase set forth in Article VIII not being satisfied;

(i) change its methods of accounting, including, without limitation, its methods of accounting for any expense, asset, transaction, gain, income, tax, loss, deposits or any other item that may be properly taken into account in calculating the Bank’s net worth, loan and lease losses and core deposits (as used herein, core deposits equal the Banks total deposits (other than those of the Company) less all time deposits), except as required by changes in GAAP or regulatory accounting principles as concurred to by the Company’s independent registered accountants;

(j) except as required by applicable law or as required to maintain qualification pursuant to the Code, or as otherwise required by this Agreement, adopt, amend, renew or terminate any employee benefit plan (including, without limitation, any Company Plan) or any agreement, arrangement, plan or policy between the Company or the Bank and any of their respective current or former directors, officers or employees; (ii) except as required by applicable law, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay or provide any benefit not required by any Company Plan, Company Contract or other agreement as in effect as of the date hereof; or (iii) make any equity or equity-based grants or allocations under any Company Plan (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares);

(k) purchase, acquire, sell, license, lease, encumber, assign or otherwise dispose of, or agree to sell, license, lease, encumber, assign or otherwise dispose of, or abandon or fail to maintain, any loans, loan pools, loan portfolios, participation or other interests in loans, or any of its material assets, properties or other material rights or agreements, other than with the prior written consent of Purchaser in each case, such consent not to be unreasonably withheld;

(l) file any application to establish, relocate or terminate the operations of any banking office of the Company or the Bank;

(m) create, renew, amend or terminate, fail to perform any material obligations under, waive or release any material rights under or give notice of a proposed renewal, amendment, waiver, release or termination of, any material contract, agreement or lease for office space to which it is a party or by which it or its properties is bound;

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(n) except pursuant to written agreements in effect on the date hereof and previously provided to Purchaser, pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates or associates (as such terms are defined under the Exchange Act) of any of its officers or directors other than compensation in the ordinary course of business consistent with past practice;

(o) make or change any election concerning Taxes, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, obtain any Tax ruling, or consent to any waiver or extension of the statute of limitations for the assessment or payment of Taxes to the extent any of the foregoing actions could reasonably be expected to materially increase the Taxes of the Company, the Bank or their affiliates;

(p) pay, discharge, settle, compromise or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), including taking any action to settle or compromise any material litigation, other than the payment, discharge, settlement, compromise or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, its most recent consolidated financial statements (or the notes thereto), or incurred in the ordinary course of business consistent with past practice;

(q) enter into or conduct any of the following transactions (i) the purchase of certificates of deposit from brokers or other third parties, (ii) the offering or payment of rates of interest on deposit accounts materially different than the Bank’s past practice or current market rates, (iii) the entry into any material contracts outside the ordinary course of business, and (iv) the purchase or sale of investment securities unless such transaction (A) is prudent, consistent with the written investment policies of the Company or the Bank, as the case may be, and their respective 2012 budgets, duly approved by senior management of the Company or the Bank, as the case may be, and, if involving a purchase, is limited to investment-grade securities, (B) does not cause the weighted average duration of investment securities portfolio of the Company or the Bank, as the case may be, to exceed that portfolio’s weighted average duration as of December 31, 2010, and (C) will not cause the balance of investment securities portfolio of the Company or the Bank to vary from their respective 2012 budgets;

(r) extend or renew an existing loan, or approve a new loan to any person (i) in an amount of $500,000 or more, unless, Purchaser consents in writing (such consent not be unreasonably withheld); or

(s) authorize, commit or agree to do any of the foregoing actions.

6.2 Covenants of Purchaser. Except as otherwise contemplated by this Agreement or consented to in writing by the Trustee, during the period from the date of this Agreement to the Effective Time, neither Purchaser nor FNBNC shall:

(a) take any action or fail to take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Purchase set forth in Article VIII not being satisfied;

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(b) take any action or enter into any agreement that could reasonably be expected to jeopardize or materially delay the receipt of any Requisite Regulatory Approvals or the consummation of the Purchase;

(c) authorize, or commit or agree to do any of the foregoing.

6.3 Covenants of Purchaser, FNBNC, the Trustee, the Company, the Bank and BVI. No party will take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law and each of them will take all necessary steps within its control to exempt (or ensure the continued exemption of) those transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect. No party will take any action that would cause the transactions contemplated by this Agreement not to comply with any Takeover Provisions and each of them will take all necessary steps within its control to make those transactions comply with (or continue to comply with) the Takeover Provisions.

Article VII

ADDITIONAL AGREEMENTS

7.1 Regulatory Matters.

(a) Purchaser and FNBNC shall prepare and file as promptly as practicable such regulatory filings as are applicable to the Purchase. The Trustee, BVI, the Company and the Bank agree to cooperate in the preparation of such filings and will provide all required approvals and take any other action reasonably required or expected of them under the terms of this Agreement in order to consummate the Purchase as promptly as practicable after the date hereof.

(b) Without limiting the foregoing, the parties hereto, shall cooperate with each other and use their commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties or Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement and to comply with the terms and conditions thereof. Each of BVI, the Company, the Bank, Purchaser and FNBNC shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information and the right of each party to withhold information that its board of directors or manager reasonably determines in good faith should be withheld for reasons of privacy, confidentiality or fiduciary duty, all the information relating to the BVI, the Company, the Bank, Purchaser or FNBNC that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. BVI, the Company, the Trustee, the Bank, Purchaser and FNBNC agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties or Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to consummation of the transactions contemplated hereby.

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(c) BVI, the Company, the Trustee, the Bank, Purchaser and FNBNC shall, upon request, subject to applicable laws relating to the exchange of information and the right of each party to withhold information its board of directors or manager reasonably determines in good faith should be withheld for reasons of privacy, confidentiality or fiduciary duty, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of BVI, the Company, the Trustee, the Bank, Purchaser or FNBNC or any of their respective Subsidiaries to any Governmental Entity in connection with the Purchase and the other transactions contemplated by this Agreement.

(d) Each of BVI, the Company, the Bank, Purchaser and FNBNC shall promptly furnish the others copies of non-confidential written communications received by it or by any of its respective Subsidiaries, from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated by this Agreement.

7.2 No Solicitation. Each of the Trustee, BVI, the Company and the Bank shall, and shall direct and use its reasonable efforts to cause its affiliates, directors, officers, employees, agents and representatives (including, without limitation, any investment banker, financial advisor, attorney, accountant or other representative retained by it) to, immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to the possibility or consideration of any Acquisition Proposal. From the date of this Agreement through the Effective Time or the earlier termination of this Agreement, neither the Company nor the Bank shall, nor shall either of them authorize or permit any of their respective directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, directly or indirectly through another person, including the Trustee and BVI, (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (ii) enter into any agreement with respect to an Acquisition Proposal, (iii) participate in any discussions or negotiations regarding any Acquisition Proposal, or (iv) make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal. The Trustee, BVI, the Company and the Bank shall promptly advise Purchaser and FNBNC orally and in writing of any Acquisition Proposal (or any inquiry which could lead to an Acquisition Proposal), identifying the third party making, and the details of the material terms and conditions of, any such Acquisition Proposal, indication or request. For the avoidance of confusion, whether any such Acquisition Proposal is received, the Trustee, BVI, the Company and the Bank shall continue to comply with this Section 7.2, including the specific obligations set forth in subsections (i) through (iv) above, and shall have no rights to either terminate this Agreement or (if all conditions precedent to the obligations of the Company, the Trustee and the Bank under Article VIII are satisfied) fail to meet their respective obligations to consummate the Purchase.

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7.3 Access to Information.

(a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company and the Bank shall afford to the officers, employees, accountants, counsel and other representatives of Purchaser and FNBNC, access, during normal business hours during the period prior to the Effective Time, to all of the properties, books, contracts, commitments, records, officers, employees, accountants, counsel and other representatives of the Company and the Bank, and, during such period, the Company and the Bank shall make available to Purchaser all information concerning the businesses, properties, personnel, financial condition and results of operations of the Company and the Bank, as Purchaser or FNBNC may reasonably request. Purchaser shall use reasonable efforts to conduct its due diligence in a manner that will minimize any disruption of the business of the Company and the Bank. Neither the Company nor the Bank shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of the customers of the Company or the Bank, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement, provided that the Company or the Bank, as the case may be, deliver to Purchaser a written log notifying Purchaser of the existence of, and the basis for the withholding by the Company and the Bank of, such information. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) From and after the date hereof until the Effective Time or the earlier termination of this Agreement, each of the Company and the Bank shall, subject to the restrictions set forth in Section 7.3(a), provide copies of any materials distributed to directors, committee members and shareholders relating to non-confidential portions of board of directors, audit committee and shareholder meetings and, subject to the prior written consent of any applicable regulatory authority, any regulatory examination exit briefings, and cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of Purchaser and FNBNC and to report the general status of the ongoing operations of the Company and the Bank. The Company and the Bank will promptly notify Purchaser of any material change in the normal course of business of the Company or the Bank or in the operation of their respective properties and, to the extent permitted by law, of the existence or progress in resolution of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of significant litigation involving any of them, and will keep Purchaser and FNBNC fully informed of such events, including, without limitation and with the consent of the applicable regulatory authority, the exit briefing at the conclusion of any regulatory examination.

(c) No investigation by Purchaser or its representatives or by FNBNC or its representatives shall affect the representations, warranties, covenants or agreements of the Company or the Bank set forth herein or the control of the business of the Company or the Bank by their respective boards of directors and officers.

(d) As soon as reasonably available, from time to time upon request of Purchaser, and in no event more than thirty (30) days after the end of each month, the Bank will deliver to Purchaser its management’s monthly financial reports (which do not comply with GAAP).

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(e) Notwithstanding anything contained in this Agreement to the contrary, the Company, the Bank, Purchaser and FNBNC (and each of their respective employees, representatives, or other agents) may disclose to any and all persons, without limitation, the tax treatment and any facts that may be relevant to the tax structure of the transactions contemplated by this Agreement; provided, however, that none of the Company, the Bank, Purchaser and FNBNC (nor any of their respective employees, representatives or other agents thereof) may disclose any other information that is not relevant to understanding the tax treatment and tax structure of the transactions contemplated by this Agreement, or any other information to the extent that such disclosure could result in a violation of any federal or state securities law.

(f) Prior to the Closing, the Company and the Bank shall provide true and correct copies of their respective Articles of Incorporation, Bylaws and minute books to Purchaser and FNBNC.

7.4 Confidentiality. All confidential information furnished to a party or Trustee Advisor by a party or Trustee Advisor in connection with the transactions contemplated hereby shall be subject to, and the recipient of such information shall hold all such information in confidence in accordance with, the provisions of the Confidentiality Agreement.

7.5 Notification of Certain Matters. Each of Purchaser, FNBNC, the Trustee, BVI, the Company and the Bank shall give prompt notice to the others (and subsequently keep the other parties informed on a current basis) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that (i) has resulted in or is reasonably likely to result in any Material Adverse Effect with respect to it, or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein; provided, however, that the delivery of any notice pursuant to this Section 7.5 shall not have any effect for the purpose of determining the satisfaction of the conditions set forth in Article VIII of this Agreement or otherwise limit or affect the remedies available to any such party hereunder.

7.6 Employee Benefit Plans. As soon as practicable after the Closing, all Hired Employees (subject to the timely completion of enrollment forms by the Hired Employee and the terms of applicable insurance policies), shall become eligible to participate in applicable Purchaser Plans subject to the terms and conditions of the Purchaser Plans. Purchaser will:

(a) use commercially reasonable efforts to cause its insurers to waive any pre-existing condition requirements, evidence of insurability provisions, waiting period requirements or any similar provisions under any Purchaser Plan (which is a welfare plan) for such employees after the Closing Date to the extent such employees would not have been subject to such requirements or provisions under Company Plans providing similar benefits;

(b) use commercially reasonable efforts to cause its insurers to apply toward any deductible requirements and out-of-pocket maximum limits under Purchaser Plans any similar amounts paid (or accrued) during the Purchaser Plans’ plan year within which the Closing Date occurs by each employee under Company Plans providing similar benefits;

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(c) recognize for purpose of participation, eligibility and vesting (but not for purposes of benefit accrual) under Purchaser Plans the service of any employee with the Company prior to the Closing Date to the extent such service was so credited for such purposes under Company Plans providing similar benefits; and

(d) be responsible for satisfying obligations of Purchaser, if any, under ERISA Section 601 et seq. and Section 4980B of the Code to provide continuation coverage to (and at the expense of) any employee or former employee of the Bank, and their eligible dependents with respect to any qualifying event regardless of when occurring.

7.7 Indemnification.

(a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company or the Bank (the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director or officer of the Company or the Bank, or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, Purchaser shall indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Purchaser; provided, however, that (1) the Indemnified Parties shall have the right to assume the defense thereof and upon such assumption Purchaser shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Purchaser elects not to assume such defense or counsel for the Indemnified Parties reasonably advises Purchaser that there are issues which raise conflicts of interest between Purchaser and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Purchaser, and Purchaser shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Purchaser shall advance funds and in all cases be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, (3) Purchaser shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld), and (4) Purchaser shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim Indemnification under this Section 7.7, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Purchaser thereof, provided that the failure to so notify shall not affect the obligations of Purchaser under this Section 7.7 except to the extent such failure to notify prejudices Purchaser. Purchaser’s obligations under this Section 7.7 shall continue in full force and effect for an unlimited period of time following the Effective Time.

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(b) Purchaser and FNBNC shall cause the persons serving as officers and directors of the Company or the Bank immediately prior to the Effective Time to be covered for a period of three (3) years from the Effective Time by a directors’ and officers’ liability insurance policy to be purchased (after giving advance written notice to Purchaser of the proposed terms, conditions and premiums payable in respect of such insurance policy) by the Company or the Bank before the Effective Time providing insurance with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such and having a liability limit of $5,000,000 in the aggregate (provided that Purchaser may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy); provided, however, that in no event shall Purchaser and FNBNC be required to expend on an annual basis more than two hundred percent (200%) of the annual amount of costs to the Company at the Effective Time (the “Insurance Amount”) to maintain or procure insurance coverage, and provided further that if Purchaser are unable to maintain or obtain the insurance called for by this Section 7.7(b), Purchaser shall use all reasonable efforts to obtain as much comparable insurance as is available for the Insurance Amount.

(c) In the event Purchaser or FNBNC or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving company or entity in such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Purchaser or FNBNC, as the case may be, assume the obligations set forth in this Section 7.7.

(d) The provisions of this Section 7.7 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

7.8 Employees.

(a) From the date of this Agreement to the Closing Date and to the extent permitted by laws, the Company and the Bank will afford Purchaser and FNBNC and their agents, during normal business hours, upon reasonable request, full access to interview employees and full access to the personnel, personnel files and other documents pertaining to the employees of the Company or the Bank and shall permit Purchaser or FNBNC to request that employees complete employment applications prior to the Closing Date.

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(b) Nothing in this Agreement shall confer on any such employee a right to continued employment or a right to be employed by Purchaser or FNBNC. Further, except as may otherwise be agreed between Purchaser or FNBNC and any Hired Employee, nothing in this Agreement will be deemed to prevent or restrict in any way the rights of Purchaser and FNBNC to terminate, reassign, promote or demote any Hired Employee at any time after the Closing Date or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of any Hired Employee at any time after the Closing Date, at the discretion of Purchaser or FNBNC.

7.9 Insurance. From the date of this Agreement to the Closing, the Company shall maintain current insurance policies as set forth in Section 3.22 of the Company Disclosure Schedule or comparable insurance policies.

7.10 Retention Bonuses. At the Effective Time, as contemplated by Section 1.4, Purchaser shall make a capital contribution to the Company (for which no additional shares of Company Stock shall be issued) on behalf of BVI in the aggregate amount of the Retention Bonuses payable to employees of the Bank at the Effective Time (the “Retention Bonus Amount”) and the Company shall immediately thereafter make a capital contribution to the Bank in a like amount. Immediately following the Effective Time, Purchaser shall pay or cause the Bank to pay the Retention Bonuses to the Bank’s employees pursuant to the terms of the Oceanic Bank Stay Bonus Plan effective November 2, 2011.

7.11 Covenants of BVI. From the Closing Date and for a period of not less than 24 months thereafter, BVI shall (1) continue its corporate existence and remain a corporation in good standing under the laws of the British Virgin Islands and (2) maintain at least $500,000 in cash in United States dollars, less any amounts actually paid to the Purchaser Indemnitees pursuant to Section 9.2, in a deposit account with a depository institution located in the United States. At the Closing, BVI shall deliver a written notice to Purchaser identifying the location of the bank branch where such deposits reside. After the Closing, BVI may transfer such deposits to a deposit account with a different depository institution located in the United States, provided that BVI provides Purchaser at least five (5) days written notice of its intention to transfer such deposits, such notice to identify the location of the bank branch where such deposits will be transferred.

7.12 Reasonable Efforts; Additional Agreements.

(a) Subject to the terms and conditions of this Agreement, each of Purchaser, FNBNC, BVI, the Trustee, the Company and the Bank agrees to cooperate fully with the others and to use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, at the time and in the manner contemplated by this Agreement, the Purchase and the other transactions contemplated by this Agreement, including using reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Purchase and the other transactions contemplated by this Agreement.

(b) Each of the Company and the Bank agrees to use its commercially reasonable efforts from the date of this Agreement to the Closing to assist Purchaser and FNBNC in retaining all employees and customers of the Bank.

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(c) In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of the Purchase, or to convey to Purchaser full right and title to all properties, assets, rights, approvals, immunities and franchises following the Purchase, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Purchaser.

Article VIII

CONDITIONS PRECEDENT

8.1 Conditions to Obligations of Purchaser, FNBNC, the Trustee, BVI, the Company and the Bank to Effect the Purchase. The respective obligations of Purchaser, FNBC, the Trustee, BVI, the Company and the Bank to consummate the Purchase shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Regulatory Approvals. All regulatory approvals and waivers required to consummate the Purchase and other transactions contemplated hereby shall have been obtained and shall remain in full force and effect without the imposition of any conditions reasonably unsatisfactory to Purchaser or FNBNC, and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the “Requisite Regulatory Approvals”).

(b) No Injunctions or Restraints; Illegality. No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Purchase and other transactions contemplated hereby shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits, restricts or makes illegal the consummation of the Purchase and the other transactions contemplated hereby.

8.2 Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the Purchase is also subject to the satisfaction or waiver by Purchaser at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company, the Bank, the Trustee and BVI set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date), in each case except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitations as to “materiality” or “Material Adverse Effect” or similar qualification as to materiality set forth therein), would not, individually or in the aggregate, have a Material Adverse Effect, and Purchaser shall have received (i) a certificate, dated the Closing Date, signed on behalf of the Company by the Chief Financial Officer of the Company, (ii) a certificate, dated as of the Closing Date, signed on behalf of the Bank by the Chief Financial Officer of the Bank, (iii) a certificate, dated the Closing Date, signed on behalf of BVI by the Chairman of BVI, and (iv) a certificate, dated the Closing Date, signed by the Trustee in respect of the voting trust created by the Voting Trust Agreement, to such effect with regard to the representations and warranties of the Company, the Bank, BVI and the Trustee, respectively.

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(b) Performance of Obligations of the Company, the Bank, BVI and the Trustee. Each of the Company, the Bank, BVI and the Trustee shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Purchaser shall have received (i) a certificate, dated the Closing Date, signed on behalf of the Company by the Chief Financial Officer of the Company to such effect with regard to the obligations of the Company (ii) a certificate, dated as of the Closing Date, signed on behalf of the Bank by the Chief Financial Officer of the Bank to such effect with regard to the obligations of the Bank, (iii) a certificate, dated the Closing Date, signed on behalf of BVI by the Chairman of BVI, with regard to the obligations of BVI, and (iv) resignations, dated the Closing Date, signed by each of the directors of the Company and the Bank.

(c) Consents Under Agreements. All consents and approvals of all persons (other than the Governmental Entities) required for consummation of the Purchase and the other transactions contemplated hereby, including without limiting the generality of the foregoing, all consents and agreements of lessors of bank premises (including extensions of the lease periods as may be reasonably requested by Purchaser or FNBNC) shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent, agreement or approval would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Bank, BVI or the Trustee.

(d) Material Adverse Effect. After the date hereof, there shall have been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on the Company or the Bank.

8.3 Conditions to Obligations of The Trustee. The obligations of the Trustee to consummate the Purchase are also subject to the satisfaction or waiver by the Trustee at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of each of Purchaser and FNBNC set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date), in each case except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitations as to “materiality” or “Material Adverse Effect” or similar qualification as to materiality set forth therein), would not, individually or in the aggregate, have a Material Adverse Effect, and the Trustee and BVI shall have received a certificate, dated the Closing Date, signed on behalf of each of Purchaser and FNBNC by its Chief Executive Officer or Chief Financial Officer to such effect.

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(b) Performance of Obligations of Purchaser and FNBNC. Each of Purchaser and FNBNC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Trustee shall have received a certificate signed on behalf of each of Purchaser and FNBNC by its Chief Executive Officer or the Chief Financial Officer to such effect.

(c) Consents Under Agreements. All consents and approvals of all persons (other than the Governmental Entities) required for consummation of the Purchase and the other transactions contemplated hereby shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Trustee, the Company, the Bank, Purchaser or FNBNC.

8.4 Frustration of Closing Conditions. None of Purchaser, FNBNC, the Trustee, BVI, the Company or the Bank may rely on the failure of any condition set forth in Sections 8.1, 8.2 or 8.3 hereof to which its obligations are subject, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its reasonable efforts to consummate the Purchase or the other transactions contemplated by this Agreement, as required by and subject to Section 7.12 (a) hereof.

Article IX

INDEMNIFICATION

9.1 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is 18 months from the Closing Date; provided, that the representations and warranties in Sections 3.1, 3.2, 3.3, 3.10, 3.15, 4.1 and 4.2, shall survive for the full period of all applicable statutes of limitations (if later than eighteen (18) months from the Closing Date) plus 60 days.

9.2 Indemnification by BVI. Subject to the other terms and conditions of this Article IX, BVI shall indemnify and defend each of Purchaser, FNBNC and their respective affiliates, officers, directors, employees, agents, successors and assigns (collectively, the “Purchaser Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Purchaser Indemnitees based upon, arising out of, with respect to or by reason of, without duplication:

(a) any inaccuracy in or breach of any of the representations or warranties of BVI contained in this Agreement;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by BVI pursuant to this Agreement; or

(c) Subject to the Closing and to the extent not covered by the Bank’s insurance carriers, amounts expended in the defense or settlement of the claims described in Schedule 3.9(a) after the Closing Date and any final judgments payable thereon after the Closing Date (which amounts expended shall be deemed to be Losses for purpose of this Article IX), but only to the extent that such amounts exceed, in the aggregate, $250,000, and provided that BVI shall not be obligated to indemnify the Purchaser Indemnitees with respect to any settlements of such claims unless BVI has consented in writing to such settlement, which consent shall not be unreasonably withheld.

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9.3 Indemnification by Purchaser. Subject to the other terms and conditions of this Article IX, Purchaser and FNBNC shall indemnify and defend the Trustee, BVI and its affiliates, and their respective officers, directors, employees, agents, successors and assigns (collectively, the “BVI Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the BVI Indemnitees based upon, arising out of, with respect to or by reason of, without duplication:

(a) any inaccuracy in or breach of any of the representations or warranties of Purchaser or FNBNC contained in this Agreement; or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Purchaser or FNBNC pursuant to this Agreement.

9.4 Certain Limitations. The indemnification provided for in Section 9.2 and Section 9.3 shall be subject to the following limitations:

(a) BVI shall not be liable to the Purchaser Indemnitees for indemnification under Section 9.2 (a) or Section 9.2 (b) until the aggregate amount of all Losses (other than those based upon, arising out of, with respect to or by reason of fraud, willful breach or intentional misrepresentation by BVI) under such sections exceeds $50,000, in which event BVI shall be required to pay or be liable for all Losses in excess of that amount.

(b) Purchaser and FNBNC shall not be liable to the BVI Indemnitees for indemnification under Section 9.3 until the aggregate amount of all Losses in respect of indemnification (other than those based upon, arising out of, with respect to or by reason of fraud, willful breach or intentional misrepresentation by Purchaser or FNBNC) exceeds $50,000, in which event Purchaser and FNBNC shall be required to pay or be liable for all such Losses in excess of that amount.

(c) The aggregate amount of Losses for which BVI shall be liable under Section 9.2 (a) and Sections 9.2 (b) shall not exceed $500,000 in any event. The aggregate amount of Losses for which BVI shall be liable under Section 9.2 (c) shall not exceed $500,000 in any event. The aggregate amount of Losses for which Purchaser and FNBNC shall be liable under Section 9.3 shall not exceed $500,000 in any event.

(d) The parties shall make appropriate adjustments in determining Losses for purposes of this Article IX for: (i) insurance coverage, net of any applicable retroactive premium adjustments, experience based premium adjustments or similar items resulting in increased insurance costs; and (ii) any net tax benefits (such as deductions) arising therefrom.

9.5 Indemnification Procedures. The party making a claim under this Article IX is referred to as the “Indemnified Party” and the party against whom such claims are asserted under this Article IX is referred to as the “Indemnifying Party.”

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(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any party who is not a party to this Agreement or an affiliate of a party to this Agreement or a representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 9.5 (b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnified Party will have the right to separate counsel, selected by the Indemnifying Party, which counsel must be reasonably acceptable to the Indemnified Party, and to assume the Indemnified Party’s defense of such action, with the reasonable fees, expenses and disbursements of such counsel to be reimbursed by the Indemnifying Party as incurred. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 9.5 (b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. BVI, on the one hand and Purchaser on the other, shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 7.4) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

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(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 9.5(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 9.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d) Cooperation. Upon a reasonable request by the Indemnifying Party, each Indemnified Party seeking indemnification hereunder in respect of any Direct Claim, hereby agrees to consult with the Indemnifying Party and act reasonably to take actions reasonably requested by the Indemnifying Party in order to attempt to reduce the amount of Losses in respect of such Direct Claim. Any costs or expenses associated with taking such actions shall be included as Losses hereunder.

9.6 Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article IX, the Indemnifying Party shall satisfy its obligations within 30 days of such final, non-appealable adjudication by wire transfer of immediately available funds.

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9.7 Exclusive Remedies. Subject to Section 11.8, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, willful breach or intentional misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article IX. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their affiliates and each of their respective officers, directors, employees, agents, successors and assigns arising under or based upon any law, except pursuant to the indemnification provisions set forth in this Article IX.

9.8 No Consequential Damages. Except to the extent payable to third parties, no party shall be liable for special, punitive, exemplary, incidental, consequential or indirect damages, lost profits or lost benefits, loss of enterprise value, diminution in value of the business, damages to reputation or loss to goodwill, whether based on contract, tort, strict liability, other law or otherwise and whether or not arising from any other party’s sole, joint or concurrent negligence, strict liability or other fault

9.9 Successor and Assigns. In the event that Purchaser, FNBNC or BVI or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving company or entity in such consolidation or merger, (ii) dissolves or liquidates, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Purchaser, FNBNC or BVI, as applicable, assume such party’s obligations set forth in this Article IX.

Article X

TERMINATION AND AMENDMENT

10.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a) by mutual consent of Purchaser and the Trustee;

(b) by either Purchaser or the Trustee upon written notice to the other party (i) thirty (30) days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied, approved based on conditions reasonably unsatisfactory to Purchaser or withdrawn at the request or recommendation of the Governmental Entity that must grant such Requisite Regulatory Approval, unless within the thirty (30) day period following such denial, approval with reasonably unsatisfactory conditions to Purchaser or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity, or (ii) any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the Purchase; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 10.1(b) if such denial, approval with conditions reasonably unsatisfactory to Purchaser, request, recommendation for withdrawal, order, injunction or prohibition shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein.

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(c) by either Purchaser or the Trustee if the Purchase shall not have been consummated on or before October 31, 2012 (the “Final Date”); provided, however, that the Final Date shall be automatically extended for up to an additional thirty (30) days if on October 15, 2012 any of the consents of Governmental Entities described in Section 3.4 have not been obtained or waived and are being pursued diligently and in good faith and all other conditions to the Purchase have been satisfied; and provided, further, that the right to terminate this Agreement under this Section 10.1(c) shall not be available to any party whose breach or that of any of its Subsidiaries of any obligation under this Agreement has been the cause of, or resulted in, the failure of the Purchase to occur on or prior to such date;

(d) by either Purchaser (provided that neither Purchaser nor FNBNC is not then in material breach of any representation, warranty, covenant or other agreement contained herein) or the Trustee (provided that none of BVI, the Company or the Bank is then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement by the other party, which breach is not cured within thirty days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither Purchaser nor the Trustee shall have the right to terminate this Agreement pursuant to this Section 10.1(d) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated hereby under Section 8.2(a) (in the case of a breach of a representation or warranty by the Trustee, BVI, the Company or the Bank) or Section 8.3(a) (in the case of a breach of a representation or warranty by Purchaser or FNBNC);

(e) by either Purchaser (provided that neither Purchaser nor FNBNC then in material breach of any representation, warranty, covenant or other agreement contained herein) or the Trustee (provided that none of the Trustee, BVI, the Company, the Bank or any of their respective Subsidiaries is then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the non-terminating party, which breach shall not have been cured within thirty (30) days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing.

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10.2 Effect of Termination. In the event of termination of this Agreement by any party as provided in Section 10.1, this Agreement shall forthwith become null and void and have no effect except that Sections 7.4, 10.2 and 11.2 hereof shall survive any termination of this Agreement.

10.3 Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto or by their respective duly authorized representatives.

10.4 Extension; Waiver. At any time prior to the Effective Time, Purchaser and the Trustee may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party or the other party’s affiliates hereunder, (b) waive any inaccuracies in the representations and warranties of the other party or the other party’s affiliates contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other party or the other party’s affiliates with any of its agreements contained herein, or waive compliance with any of the conditions to its obligations hereunder. Any agreement on the part of Purchaser or the Trustee to any such extension or waiver shall be valid only if set forth in a written instrument signed by duly authorized representatives on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Article XI

GENERAL PROVISIONS

11.1 Nonsurvival of Representations and Warranties, Covenants and Agreements. Subject to Section 9.1 of this Agreement, none of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

11.2 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, except as provided otherwise herein.

11.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)         if to Purchaser or FNBNC:

FNB Bancorp/First National Bank of Northern California

975 El Camino Real, Third Floor

South San Francisco, California 94080
Attention: Chief Executive Officer

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with copies (which shall not constitute notice to Purchaser or FNBNC) to:

Joseph G. Mason, Esq.
Dodd Mason George LLP
1740 Technology Drive, #205
San Jose, CA 95110

(b)         if to the Trustee:

Walter J. Mix, III
Berkeley Research Group, LLC

550 South Hope Street, Suite 2150

Los Angeles, CA 90071

with a copy (which shall not constitute notice to the Trustee) to:

Bingham McCutchen, LLP
Three Embarcadero Center
San Francisco, CA 94111
Attention: James M. Rockett

and, following the Effective Time, with copies (which shall not constitute notice to the Trustee) to:

Oceanic Holding (BVI) Limited
c/o Oceanic Bank Holding, Inc.
130 Battery Street
San Francisco, CA 94111
Attention: President

and

Squire, Sanders & Dempsey L.L.P.

600 Hansen Way

Palo Alto, CA 94304-1043

Attention: Nicholas C. Unkovic

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(c)         if to the Company or the Bank, to:

Oceanic Bank Holding Inc.
130 Battery Street
San Francisco, CA 94111-4905
Attention: President

with copies (which shall not constitute notice to the Company) to:

Walter J. Mix, III
Berkeley Research Group, LLC

550 South Hope Street, Suite 2150

Los Angeles, CA 90071

and

Bingham McCutchen, LLP
Three Embarcadero Center
San Francisco, CA 94111
Attention: James M. Rockett

(d)         if to BVI, to:

Oceanic Holding (BVI) Limited
c/o Oceanic Bank Holding, Inc.
130 Battery Street
San Francisco, CA 94111
Attention: President

with a copy (which shall not constitute notice to BVI) to:

Squire, Sanders & Dempsey L.L.P.

600 Hansen Way

Palo Alto, CA 94304-1043

Attention: Nicholas C. Unkovic

11.4 Interpretation. Wherever the term “person” is used in this Agreement, it shall be construed broadly to include any person or entity of any kind. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Wherever the term “knowledge” is used in this Agreement, it means the knowledge of such party after diligent inquiry. Unless specified otherwise herein, the terms “Section,” “Schedule,” “Exhibit” and “Appendix” refer to sections, schedules, exhibits and appendices attached to this Agreement, respectively. The terms “hereof,” “herein,” “hereby” and “hereunder” and words of similar import refer to this Agreement as a whole, including all appendices, exhibits and schedules hereto. The phrases “the date of this Agreement,” “the date hereof’ and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the introductory paragraph of this Agreement. Terms defined in the singular have a comparable meaning when used in the plural and vice versa. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

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11.5 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party hereto and delivered to the other party, it being understood that all parties need not sign the same counterpart. Any signature delivered by facsimile or electronic delivery in Adobe Portable Document Format or other electronic format based on common standards shall be binding to the same extent as an original signature page with regard to this Agreement, any agreement subject to the terms hereof or any amendment hereto or thereto. Any party who delivers such a signature page agrees to later deliver an original counterpart to any party that requests it.

11.6 Entire Agreement. This Agreement, together with all appendices, exhibits, schedules and other attachments hereto (including the documents and the instruments referred to herein and therein, including, without limitation, the Voting Trust Agreement and the Confidentiality Agreement), constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. Notwithstanding the foregoing, any provision of the Confidentiality Agreement or any other document or instrument referred to herein that conflicts with any provision of this Agreement shall be superseded by the provisions hereof.

11.7 Governing Law; Jurisdiction and Venue.

(a) The formation, construction, and performance of this Agreement, including the rights and duties of the parties hereunder, shall be construed, interpreted, governed, applied and enforced in accordance with the laws of the State of California applicable to agreements entered into and performed entirely in the State of California by residents thereof, without regard to any provisions thereof relating to conflicts of laws among different jurisdictions. Each of the parties consents that all service of process may be made by delivery of the summons and complaint by certified or registered mail, return receipt requested, or by messenger, directed to it at its address for notices set forth in Section 11.3 hereof, and that service so made shall be deemed to have been made as of the date of the receipt indicated in the certification, signed and returned postal receipt, or other proof of service applicable to the method of service employed.

(b) Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal or state court located in the State of California in the event any dispute arises out of this Agreement or the transactions contemplated herein, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated herein in any court other than a Federal or state court located in the State of California.

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(c) BVI agrees and consents that personal service of any and all process on BVI under the jurisdiction of any Federal or state court located in the State of California may be made by delivery of the summons and complaint by certified or registered mail, return receipt requested, or by messenger, directed to BVI at the address of its agent set forth in the next following sentence (or such other address as may be notified to each of the parties hereto by the agent named in the next following sentence), and that service so made shall be deemed to have been made as of the date of the receipt indicated in the certification, signed and returned postal receipt, or other proof of service applicable to the method of service employed. BVI hereby irrevocably designates Squire, Sanders & Dempsey L.L.P., 600 Hansen Way, Palo Alto, CA 94304-1043, Attention: Nicholas C. Unkovic, as its authorized agent to accept and acknowledge on BVI’s behalf service of any and all process that may be served in any such suit, action or proceeding in any Federal or state court located in the State of California. Promptly upon the appointment of any successor agent, BVI shall give written notice to each of the parties hereto, specifying the name and address of such successor agent.

11.8 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in Section 7.4 of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of Section 7.4 of this Agreement and to enforce specifically the terms and provisions thereof in any state or federal court in the State of California, this being in addition to any other remedy to which they are entitled at law or in equity.

11.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

11.10 Publicity. Except as otherwise required by law, so long as this Agreement is in effect, neither Purchaser and FNBNC on the one hand nor BVI, the Company or the Bank on the other, nor shall Purchaser, FNBNC, BVI, the Company or the Bank permit any of their respective affiliates to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of Purchaser, in the case of any press release, public announcement or statement by BVI, the Company or the Bank or any of their affiliates, or the Trustee, in the case of any press release, public announcement or statement by Purchaser or FNBNC or any of its affiliates, which consent shall not be unreasonably withheld, delayed or conditioned.

11.11 Assignment; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective heirs, administrators, executors, successors and assigns. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

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IN WITNESS WHEREOF, Purchaser, FNBNC, the Trustee, the Company, the Bank and BVI have executed or caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

FNB BANCORP		OCEANIC BANK HOLDING, INC.

By:	/s/ Thomas C. McGraw	By:	/s/ Domingo T. Chua
Name: Thomas C. McGraw		Name: Domingo T. Chua
Title: Chief Executive Officer		Title: Director

By:	/s/ Jim D. Black
Name: Jim D. Black
Title: President

FIRST NATIONAL BANK OF NORTHERN CALIFORNIA		OCEANIC BANK

By:	/s/ Thomas C. McGraw	By:	/s/ Christopher Leung
Name:Thomas C. McGraw		Name: Christopher Leung
Title: Chief Executive Officer		Title: President & CEO

By:	/s/ Jim D. Black
Name: Jim D. Black
Title: President

THE TRUSTEE		OCEANIC HOLDING (BVI) LIMITED

/s/ Walter J. Mix, III		By:	/s/ Harry Tan
Name: Walter J. Mix, III		Name: Harry Tan
Title: Trustee of the Voting Trust created under the Voting Trust Agreement dated as of October 26, 2011 by Oceanic Holdings (BVI) Limited, a British Virgin Islands company and Philippine National Bank		Title: Director

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[Signature Page to Stock Purchase Agreement]

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Appendix I

Definitions

As used in this Agreement, the following terms have the definitions set forth herein:

(a) “Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

(b) “Acquisition Proposal” means any inquiry, proposal or offer, filing of any regulatory application or notice (whether in draft or final form) or disclosure of an intention to do any of the foregoing from any person relating to any (i) direct or indirect acquisition or purchase of a business that constitutes a substantial portion of the net revenues, net income or assets of the Company or the Bank, (ii) direct or indirect acquisition or purchase of any class of equity securities representing ten percent (10%) or more of the voting power of the Company or the Bank, (iii) tender offer or exchange offer that if consummated would result in any person beneficially owning a substantial interest in any class of equity securities of the Company or the Bank, or (iv) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or the Bank, other than the transactions contemplated by this Agreement.

(c) “Agreement” has the meaning given such term in the recitals hereof.

(d) “Bank” has the meaning given such term in the recitals hereof.

(e) “Bank Common Stock” has the meaning given such term in Section 3.2(b) hereof.

(f) “BVI” has the meaning given such term in the recitals hereof.

(g) “BVI Disclosure Schedules” has the meaning given such term in Article III hereof.

(h) “BVI Indemnitee” has the meaning given such term in Section 9.2 hereof.

(i) “Cash Purchase Consideration” means the amount of Twenty-Seven Million, Seven Hundred Fifty Thousand Dollars ($27,750,000), less the amount of any Permitted Company Dividends paid pursuant to Section 6.1(a) after the date of this Agreement.

(j) “CDFI” means the California Department of Financial Institutions.

(k) “CFC” means the California Financial Code.

(l) “Closing Date” has the meaning given such term in Section 1.3 hereof.

(m) “Closing” has the meaning given such term in Section 1.3 hereof.

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(n) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(o) “Company” has the meaning given such term in the recitals hereof.

(p) “Company Contract” has the meaning given such term in Section 3.14(a) hereof.

(q) “Company Disclosure Schedule” has the meaning given such term in Article III hereof.

(r) “Company Plans” has the meaning given such term in Section 3.11(a) hereof.

(s) “Company Real Property” means any real property and any improvements thereon which (i) is currently or was formerly owned or leased by the Company or any of the Company’s Subsidiaries, or (ii) with respect to which the Company or any of the Company’s Subsidiaries is under contract to purchase or lease as of the date hereof.

(t) “Company Regulatory Agreement” has the meaning given such term in Section 3.5(b) hereof.

(u) “Company Stock” has the meaning given such term in Section 3.2(a) hereof.

(v) “Confidentiality Agreement” means the confidentiality letter agreement, dated March 6, 2012, by and among Raymond James & Associates, Inc., the Company and Purchaser.

(w) “Consent Order” has the meaning given such term in Section 3.3(b) hereof.

(x) “Derivative Transaction” means any transaction involving a derivative instrument within the scope of Financial Accounting Standards Board Statement 133, including, without limitation, any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

(y) “Direct Claim” has the meaning given such term in Section 9.5(c) hereof.

(z) “Effective Time” has the meaning given such term in Section1.3 hereof.

(aa) “Environmental Laws” means any national, state, municipal or local law, regulation, rule or ordinance, order, decree, judgment, injunction, or other legally binding requirement or agreement issued, promulgated or entered into by any Governmental Entity, relating to pollution or protection of the environment, or health and safety, including, without limitation, laws relating to releases or threatened releases of Hazardous Materials into the indoor or outdoor environment or otherwise relating to the manufacture, processing, use, treatment, storage, release, transport or handling of Hazardous Materials, and all laws with regard to recordkeeping, notification, disclosure, training and reporting requirements respecting Hazardous Materials, and all laws relating to protection or use of natural resources.

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(bb) “ERISA Affiliate” of a party to this Agreement means a trade or business (whether incorporated or not) that is a member of a controlled group including such party as defined in Section 414(b) or (c) of the Code, an affiliated service group including such party as defined in Section 414(m) of the Code, or any other relationship defined in or pursuant to Section 414(o) of the Code.

(cc) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(dd) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(ee) “FDIC Application” has the meaning given such term in Section 3.4(a) hereof.

(ff) “FDIC” means the Federal Deposit Insurance Corporation.

(gg) “Final Date” has the meaning given such term in Section 10.1(c) hereof.

(hh) “FRB Application” has the meaning given such term in Section 3.4(a) hereof.

(ii) “FRB” means the Federal Reserve Board.

(jj) “GAAP” means generally accepted accounting principles.

(kk) “Governmental Entity” has the meaning given such term in Section 3.4(a) hereof.

(ll) “Hazardous Materials” means any chemical, compound, material, mixture, organism or substance that is now or hereafter defined or listed in, or otherwise classified or regulated in any way pursuant to, any Environmental Law as a “hazardous waste,” “hazardous substance,” “hazardous material,” “infectious waste,” “toxic substance,” “pollutant” or other formulation intended to define, list or classify substances by reason of deleterious properties, including, without limitation, ignitability, corrosivity, reactivity, carcinogenicity, or toxicity, the foregoing definition to include, without limitation, oil or petroleum products or constituents of any kind whatsoever, and asbestos, lead paint, radon and mold.

(mm) “Hired Employee” means any employee employed by the Company, the Bank or its Subsidiaries as of the Closing Date.

(nn) “Indemnified Parties” has the meaning given such term in Section 7.7(a) hereof.

(oo) “Indemnified Party” and “Indemnifying Party” have the meaning given such terms in Section 9.5 hereof.

(pp) “Injunction” has the meaning given such term in Section 8.1(b) hereof.

(qq) “Insurance Amount” has the meaning given such term in Section 7.7(b) hereof.

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(rr) “Knowledge” has the meaning given such term in Section 11.4 hereof.

(ss) “Lien” has the meaning given such term in Section 3.3(b) hereof.

(tt) “Loan Property” means any property in which the Company or any of the Company’s Subsidiaries holds a security interest, and, where required by the context, said term means the owner or operator of such property.

(uu) “Loans” has the meaning given such term in Section 3.16(a) hereof.

(vv) “Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder.

(ww) “Material Adverse Effect” means with respect to a party, a condition, event, change or occurrence that (i) has had or is reasonably likely to have a material adverse effect upon the business, results of operations or financial condition of such party and its Subsidiaries (if any) taken as a whole, other than any such effect attributable to or resulting from (A) any change in banking or similar laws, rules, regulations or policies of general applicability or interpretations thereof by courts or governmental authorities, (B) any change in GAAP or regulatory accounting principles, in each case which affects banks or their holding companies generally, (C) events, conditions or trends in economic, business or financial conditions generally or affecting banks or their holding companies specifically (including changes in the prevailing level of interest rates), (D) changes in national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, or (E) any action or omission of a party or its Subsidiaries (if any), taken with the prior written consent of the other parties; or (ii) materially impairs the ability of a party to perform its obligations under or to consummate the transactions contemplated by, this Agreement.

(xx) “OSHA” means the Occupational Safety and Health Act of 1970, 29 U.S.C. Section 651 et seq.

(yy) “Other Real Estate Owned” means real estate (including capitalized and operating leases) acquired by the Bank in full or partial satisfaction of a debt previously contracted.

(zz) “Other Regulatory Approval” has the meaning given such term in Section 3.4(a) hereof.

(aaa) “Purchaser Disclosure Schedule” has the meaning given such term in Article II hereof.

(bbb) “Permitted Company Dividend” has the meaning set forth in Section 6.1(a) hereof.

(ccc) “Purchaser” has the meaning ascribed to such term in the preamble hereof.

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(ddd) “Purchase” has the meaning given such term in Section 1.2 hereof.

(eee) “Shares” has the meaning given such term in the recitals hereof.

(fff) “Purchaser” has the meaning given such term in the recitals hereof.

(ggg) “Purchaser Disclosure Schedules” has the meaning given such term in Article III hereof.

(hhh) “Purchaser Indemnitee” has the meaning given such term in Section 9.2 hereof.

(iii) “Purchaser Plans” means the incentive compensation plans, deferred compensation plans and equity compensation plans; “welfare” plans, funds or programs (within the meaning of Section 3(1) of ERISA); “pension” plans, funds or programs (within the meaning of Section 3(2) of ERISA); employment, termination or severance agreements; and other employee benefit plans, funds, programs, agreements and benefit arrangements that are sponsored or maintained, or to which contributions are made or required to be made, by Purchaser, any of Purchaser’s Subsidiaries or any of Purchaser’s ERISA Affiliates for the benefit of any current or former employee, director or consultant of Purchaser or any of Purchaser’s Subsidiaries or any of the Purchaser’s ERISA Affiliates.

(jjj) “Regulatory Agency” has the meaning given such term in Section 3.5(a) hereof.

(kkk) “Regulatory Approvals” has the meaning given such term in Section 8.1(a) hereof.

(lll) “Requisite Regulatory Approvals” has the meaning given such term in Section 8.1(a) hereof.

(mmm) “Retention Bonuses” means those bonuses that will become payable to employees of the Bank at the Effective Time as described in Section 1.4 and Section 7.10 hereof.

(nnn) “Retention Bonus Amount” has the meaning given to such term in Section 7.10 hereof.

(ooo) “SEC” means the U.S. Securities and Exchange Commission.

(ppp) “The Trustee” has the meaning given such term in the recitals hereof.

(qqq) “Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time, directly or indirectly, owned by such party.

(rrr) “Takeover Laws” has the meaning given such term in Section 3.4(b) hereof.

(sss) “Takeover Provisions” has the meaning given such term in Section 3.4(b) hereof.

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(ttt) “Tax Return” means any return, report, information return or other document (including any related or supporting information) required to be filed with a Governmental Entity with respect to Taxes.

(uuu) “Taxes” means all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to, income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto.

(vvv) “Third Party Claim” has the meaning given such term in Section 9.5(a) hereof.

(www) “Trustee Advisor” has the meaning given such term in Section 3.7 hereof.

(xxx) “USA PATRIOT Act” has the meaning given such term in Section 3.13(a) hereof.

(yyy) “Voting Trust Agreement” has the meaning given such term in the recitals hereof.

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